Exhibit 99.1

The Hanover Reports Third Quarter Net Income of $1.37 per Diluted Share;

Operating Income(1) of $1.36 per Diluted Share;

Combined Ratio of 96.0% including Catastrophe Impact of 2.7 points

WORCESTER, Mass., October 30, 2013 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $61.3 million, or $1.37 per diluted share, for the third quarter of 2013, compared to $40.4 million, or $0.89 per diluted share, in the third quarter of 2012. Operating income was $60.9 million, or $1.36 per diluted share, in the third quarter of 2013, compared to $32.5 million, or $0.72 per diluted share, in the third quarter last year.

Third Quarter Highlights

•	Combined ratio of 96.0%, including 2.7 points of catastrophe losses and 2.1 points of net favorable prior-year reserve development

•	Net premiums written of $1.18 billion, up 5.5%, primarily driven by a higher share of premiums retained at Chaucer and growth in Commercial Lines

•	Continued strong price increases in both Commercial and Personal Lines

•	Net investment income of $65.7 million

•	Repurchased 115,000 common shares for $6 million; year-to-date, repurchased 1.6 million common shares for $78 million, at an average price of $48.26 per share

•

Book value per share, excluding net unrealized gains(2), was $54.64 at September 30, 2013, up 5.3% from December 31, 2012 and 1.9% from June 30, 2013; including net unrealized gains, book value per share was $58.43, in line with December 31, 2012, and up 1.8% from June 30, 2013

In millions, except per share amounts	Three months ended September 30		Nine months ended September 30
	2013	2012	2013	2012
Net premiums written	$1,181.9	$1,120.1	$3,501.2	$3,334.5
Operating income	60.9	32.5	167.6	88.5
per diluted share	1.36	0.72	3.73	1.95
Net income	61.3	40.4	180.9	110.9
per diluted share	1.37	0.89	4.03	2.44
Net investment income	65.7	69.2	200.9	206.5
Book value per share	$58.43	$61.00	$58.43	$61.00
Ending shares outstanding	43.6	44.3	43.6	44.3
Combined ratio	96.0%	100.2%	96.8%	100.5%
Combined ratio, excluding catastrophe losses(3)	93.3%	95.4%	93.4%	95.2%

(1)	See information about this and other footnotes throughout this press release on the final page of this document.

“We are pleased with our strong results this quarter, represented by operating earnings per share of $1.36 and growth in book value of 2%,” said Frederick H. Eppinger, president and chief executive officer at The Hanover. “Our annualized operating ROE of 10% this quarter reflected lower catastrophe losses year-over-year, as well as our pricing and portfolio management actions, which are becoming more meaningful to our returns.

“We executed our strategy well during the quarter,” he said. “We continue to prudently manage our domestic property exposure and business mix to achieve a more balanced quality portfolio capable of delivering consistent and higher returns. We achieved pricing increases of 10% in Personal and 9% in core Commercial Lines, and maintained strong retention, when considering targeted policy reductions.

“We also built on the momentum we have in the marketplace, as our broad and innovative product offering, underwriting expertise, and selective distribution strategy continue to resonate with our partners,” said Eppinger. “Chaucer enjoyed solid top-line lift despite softening market conditions, as our knowledge of the market and underwriting expertise allows us to find attractive business opportunities. In core Commercial Lines, new business is accelerating, while voluntary attrition is at historical lows, and we continue to shift our mix towards more desirable account business in Personal Lines.

“With continued strong performance across our organization, we have confidence in our ability to generate improved earnings going forward and achieve our financial goals and target returns.”

Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $38.5 million this quarter, compared to $8.1 million in the prior-year quarter. The Commercial Lines combined ratio was 99.2% this quarter, compared to 105.8% for the prior-year quarter. Catastrophe losses were $8.5 million, or 1.7 points of the current quarter combined ratio, compared to $17.0 million, or 3.7 points, in the prior-year quarter. Third quarter 2013 results also reflected net unfavorable prior-year reserve development of $2.3 million, or 0.5 points of the combined ratio, compared to net unfavorable development of $4.4 million, or 1.0 point, in the third quarter of 2012.

Commercial Lines current accident year underwriting, excluding catastrophes(4), generated a combined ratio of 97.0%, compared to 101.1% in the prior-year quarter and 99.9% in the full-year 2012. The improvement over the full-year 2012 was driven by increased profitability in most businesses from rate and mix management actions, while the quarter also benefited from a lower incidence of large losses in the commercial multi-peril line.

Net premiums written were $530.5 million in the current quarter, up 6.1% from the prior-year quarter, driven by growth in core Commercial Lines, including continued renewal price gains and increased new business flow.

The following table summarizes premiums and the components of the combined ratio in Commercial Lines:

$ in millions	Three months ended September 30		Nine months ended September 30
	2013	2012	2013	2012
Net premiums written	$530.5	$500.0	$1,535.6	$1,465.6
Net premiums earned	492.7	461.1	$1,455.1	1,345.2
Operating income before taxes	38.5	8.1	97.7	32.6
Loss and LAE ratio	61.8%	68.6%	62.8%	68.0%
Expense ratio(5)	37.4%	37.2%	37.7%	37.4%

Combined ratio	99.2%	105.8%	100.5%	105.4%

Combined ratio, excluding catastrophe losses	97.5%	102.1%	98.4%	100.5%
Current accident year combined ratio, excluding catastrophe losses	97.0%	101.1%	98.2%	99.1%

Personal Lines

Personal Lines operating income before taxes was $37.7 million this quarter, compared to $14.7 million in the prior-year quarter. The Personal Lines combined ratio was 94.3% in the current quarter, compared to 101.4% in the prior-year quarter. Catastrophe losses were $10.3 million, or 2.8 points of the current quarter combined ratio, compared to $27.7 million, or 7.6 points, in the prior-year quarter. Current quarter results also reflected net unfavorable prior-year reserve development of $2.1 million, or 0.6 points of the combined ratio, compared to net unfavorable reserve development of $3.6 million, or 1.0 point, in the third quarter of 2012.

Personal Lines current accident year underwriting, excluding catastrophes, produced a combined ratio of 90.9%, compared to 92.8% in the prior-year quarter. Rate and other underwriting actions drove improvement of almost 2 points over both the prior-year quarter and the full-year 2012 ratio.

Net premiums written were $372.9 million this quarter, down 5.3% compared to the prior-year quarter. Continuing rate increases in auto and homeowners lines were more than offset by exposure and mix management initiatives.

The following table summarizes premiums and the components of the combined ratio in Personal Lines:

$ in millions	Three months ended September 30		Nine months ended September 30
	2013	2012	2013	2012
Net premiums written	$372.9	$393.7	$1,085.1	$1,112.2
Net premiums earned	363.4	366.5	1,098.8	1,094.1
Operating income before taxes	37.7	14.7	88.1	54.5
Loss and LAE ratio	66.8%	74.4%	69.4%	73.4%
Expense ratio	27.5%	27.0%	27.3%	27.1%

Combined ratio	94.3%	101.4%	96.7%	100.5%

Combined ratio, excluding catastrophe losses	91.5%	93.8%	91.8%	92.9%
Current accident year combined ratio, excluding catastrophe losses	90.9%	92.8%	90.8%	91.5%

Chaucer

Chaucer’s operating income before taxes was $32.4 million this quarter, compared to $42.0 million in the prior-year quarter. Chaucer’s combined ratio was 92.3%, compared to 87.4% in the third quarter of 2012. Catastrophe losses were $11.8 million, or 4.4 points of the combined ratio, compared to $7.2 million, or 3.0 points, in the same period last year. Current quarter results also reflected net favorable prior-year reserve development of $27.8 million, or 10.3 points of the combined ratio, compared to net favorable reserve development of $17.1 million, or 7.0 points, in the third quarter of 2012. Favorable reserve development in the current quarter was primarily driven by better-than-expected loss experience in property lines, and to a lesser extent, adjustments to casualty lines.

Chaucer’s current accident year underwriting, excluding catastrophes, resulted in a combined ratio of 98.2%, compared to 91.4% in the prior-year quarter. The increase was primarily driven by certain large loss events this quarter, compared to an unusually low level of large loss events in the third quarter of 2012.

Net premiums written were $278.5 million in the third quarter of 2013, up 23.0% over the prior-year quarter, primarily due to additional retained premiums at Syndicate 1084, as well as growth in marine and casualty lines.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

$ in millions	Three months ended September 30		Nine months ended September 30
	2013	2012	2013	2012
Net premiums written	$278.5	$226.4	$880.5	$756.4
Net premiums earned	268.6	242.9	755.8	716.4
Operating income before taxes	32.4	42.0	110.2	97.3
Loss and LAE ratio	55.4%	48.7%	52.2%	53.6%
Expense ratio	36.9%	38.7%	37.4%	37.4%

Combined ratio	92.3%	87.4%	89.6%	91.0%

Combined ratio, excluding catastrophe losses	87.9%	84.4%	86.0%	88.6%
Current accident year combined ratio, excluding catastrophe losses	98.2%	91.4%	95.5%	94.7%

Investments

Net investment income was $65.7 million this quarter, compared to $69.2 million in the prior-year period. The decrease was due primarily to the impact of lower new money yields. The average pre-tax earned yield on fixed maturities was 3.99% and 4.23% for the quarters ended September 30, 2013 and 2012, respectively.

Net realized investment gains were $1.0 million in the third quarter of 2013, including $2.1 million of impairment charges. In the third quarter of 2012, net realized investment gains were $5.0 million, including $2.2 million of impairment charges.

The company held $8.0 billion in cash and invested assets at September 30, 2013.

Fixed maturities and cash represented 92% of the investment portfolio. Approximately 94% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized investment gains on the portfolio decreased $8.4 million during the third quarter of 2013, to $250.5 million at September 30, 2013, from $258.9 million at June 30, 2013. During the first nine months of 2013, net unrealized investment gains decreased $192.2 million. The decline in net unrealized investment gains for the quarter and the year resulted from the impact of higher prevailing market interest rates.

Capitalization and Shareholders’ Equity

Book value per share, excluding net unrealized gains, was $54.64 at September 30, 2013, up 5.3% from December 31, 2012, and 1.9% from June 30, 2013; including net unrealized gains, book value per share was $58.43, in line with December 31, 2012, and up 1.8% from June 30, 2013.

During the third quarter of 2013, the company repurchased approximately 115,000 of common shares for approximately $6 million. Year-to-date, the company repurchased approximately 1.6 million common shares for $78 million, at an average price of $48.26 per share. On October 29, 2013, the company had approximately $137 million of capacity remaining under its $600 million stock repurchase program.

Earnings Conference Call

The Hanover will host a conference call to discuss its third quarter results on Thursday, October 31st, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover Web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s Web site, located at www.hanover.com, in the “About Us-Investors” section. Investors may access the conference call by dialing 877-415-3179; if calling internationally, please dial 857-244-7322; conference code: 60148604. Web-cast participants should go to the Web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this Web site approximately two hours after the call.

Financial Supplement

The Hanover’s third quarter earnings news release and financial supplement are available in the “About Us-Investors” section of the company’s Web site at www.hanover.com.

Condensed Consolidated Balance Sheet

$ in millions	September 30, 2013	December 31, 2012
Assets
Total investments	$7,354.9	$7,478.3
Cash and cash equivalents	602.2	564.8
Premiums and accounts receivable, net	1,410.7	1,308.8
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,390.3	2,479.7
Other assets	1,705.2	1,653.3

Total assets	$13,463.3	$13,484.9

Liabilities
Loss and loss adjustment expense reserves	$6,162.8	$6,197.0
Unearned premiums	2,645.5	2,474.8
Debt	938.7	849.4
Other liabilities	1,172.1	1,368.3

Total liabilities	$10,919.1	$10,889.5

Total shareholders’ equity	$2,544.2	$2,595.4

Total liabilities and shareholders’ equity	$13,463.3	$13,484.9

Condensed Consolidated Income Statement

	Three months ended September 30		Nine months ended September 30
$ in millions	2013	2012	2013	2012
Revenues
Premiums earned	$1,124.7	$1,071.0	$3,309.8	$3,156.6
Net investment income	65.7	69.2	200.9	206.5
Total net realized investment gains (losses)	1.0	5.0	22.8	4.7
Fees and other income	10.4	12.5	31.2	38.9

Total revenues	1,201.8	1,157.7	3,564.7	3,406.7

Losses and expenses
Losses and loss adjustment expenses	695.9	708.4	2,071.4	2,101.9
Amortization of deferred acquisition costs	243.9	235.8	719.1	697.0
Interest expense	16.6	14.6	48.7	46.7
Other operating expenses	159.3	145.7	484.6	426.0

Total losses and expenses	1,115.7	1,104.5	3,323.8	3,271.6

Income from continuing operations before income taxes	86.1	53.2	240.9	135.1
Income tax expense	24.8	12.3	60.1	33.7

Income from continuing operations	61.3	40.9	180.8	101.4
Discontinued operations	—	(0.5)	0.1	9.5

Net income	$61.3	$40.4	$180.9	$110.9

The following is a reconciliation from operating income (loss) to net income (loss)(6):

	Three months ended September 30				Nine months ended September 30
In millions, except per share amounts	2013		2012		2013		2012
	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss) before taxes
Commercial Lines	$38.5		$8.1		$97.7		$32.6
Personal Lines	37.7		14.7		88.1		54.5
Chaucer	32.4		42.0		110.2		97.3
Other	(1.4)		(1.9)		(5.5)		(4.8)

Total	107.2		62.9		290.5		179.6
Interest expense	(16.6)		(14.6)		(48.7)		(46.7)

Operating income before income taxes	90.6	$2.03	48.3	$1.07	241.8	$5.38	132.9	$2.93
Income tax expense on operating income	(29.7)	(0.67)	(15.8)	(0.35)	(74.2)	(1.65)	(44.4)	(0.98)

Operating income after taxes	60.9	1.36	32.5	0.72	167.6	3.73	88.5	1.95
Net realized investment gains (losses)	1.0	0.02	5.0	0.11	22.8	0.51	4.7	0.10
Non-operating items	(0.6)	(0.01)	3.4	0.07	(9.6)	(0.21)	8.2	0.18

Income from continuing operations, net of taxes	61.3	1.37	40.9	0.90	180.8	4.03	101.4	2.23
Other discontinued operations, net of taxes	—	—	(0.5)	(0.01)	0.1	—	9.5	0.21

Net income	$61.3	$1.37	$40.4	$0.89	$180.9	$4.03	$110.9	$2.44

Weighted average shares outstanding		44.6		45.2		44.9		45.4

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance. Actual results could differ materially.

In particular, statements in this press release or in such conference call regarding underlying improvement in trends driven by rate and other underwriting actions, future margin expansion, the efficacy of business portfolio and exposure management changes, pricing and retention trends, the impact of frequency and severity trends on reserving actions, pricing and underwriting actions, the ability to continue to improve our financial performance and capitalize on growth opportunities, the ability to deliver on strategic and financial goals and improve shareholder returns, and statements in the above-referenced conference call regarding expectations and guidance for the remainder of 2013 and for stronger performance in 2014, including with respect to expectations for future reserve development, net written premium growth, new business growth, retention, the ability to achieve rate increases and maintain or improve ex-catastrophe accident year loss and expense ratios, moderation of current rate and pricing levels, net investment income, the potential impact of capital actions and business investments, financial strength, the impact of product, account-based and geographic mix changes on future profitability and our ability to deliver “consistent and higher returns”, expectations for our legacy surety business, the impact of seasonality, the impact of various agency and exposure management actions on net premiums written and expectations for premium reductions, operating income, catastrophes losses and exposure in certain geographic areas, effective tax rates, weighted shares outstanding, returns on equity, the ability to improve investment yields without increasing risk, the impact of foreign currency fluctuations, and statements regarding expected financial results, combined ratio and profitability of Chaucer Holdings plc (“Chaucer”), including our ability to find attractive business opportunities and the long-term value driven by the diversifying effect of Chaucer’s business, are all forward-looking statements. Statements regarding the possible impact of the current economic conditions on the company’s business and investment portfolio, and with respect to the anticipated pricing environment, are also forward looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products, or, with respect to Chaucer, reported premium; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment; and (vii) the inherent uncertainties of predicting future loss and pricing trends.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under “About Us - Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of the company’s recent or future acquisitions, and expenses incurred as a result of such acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s; financial ratings actions; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments or the inability to collect from reinsurers and the performance of the discontinued and run-off voluntary pools.

Non-GAAP financial measures

As discussed on page 43 of the Annual Report, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses) (including gains and losses on certain derivative instruments), gains and losses from the retirement of the company’s debt, other non-operating items, and results from discontinued operations, and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the Annual Report on pages 80-82.

Net realized investment gains and losses (including gains or losses on certain derivative instruments) are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (losses) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years. The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development. Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the three and nine months ended September 30, 2013 and 2012 is set forth in the table on page 8 of this document and in the financial supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized gains and losses, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses, divided by the number of common shares outstanding.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is one of the top 25 property and casualty insurers in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to businesses, individuals, and families. The Hanover distributes its products through a select group of agents and brokers. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd’s of London in several major insurance and reinsurance classes including political risk, marine, aviation and energy. For more information, please visit hanover.com.

Contact Information

Investors:	Media:

Oksana Lukasheva	Michael F. Buckley

E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com

1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other Property and Casualty. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Chaucer reporting segment represents THG’s international business written through Lloyd’s of London in several major insurance and reinsurance classes, including property, marine and aviation, energy, U.K. motor and casualty. The Other Property and Casualty segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

Footnotes

(1)	Operating income (loss), (referenced in prior releases as “segment income (loss) after tax”), and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of our three business segments (referred to in prior releases, with respect to each segment, as “pre-tax segment income”), is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 8 of this press release. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(2)	Book value per share, excluding net unrealized gains and losses, is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses, divided by the number of common shares outstanding. This non-GAAP measure is used throughout this document.
(3)	Combined ratio, excluding catastrophes, is a non-GAAP measure. This measure and measures excluding prior-year reserve development (“accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the closest GAAP measure. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(4)	This is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year favorable reserve development and catastrophe losses. This measure also is used later in this document. See the disclosure on the use of non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”
(5)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.
(6)	The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis. Operating income (loss) is determined by adjusting net income for net realized investment gains and losses, including certain gains or losses on derivative instruments. These gains and losses are excluded because they are determined by interest rates, financial markets and the timing of sales. Also, operating income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.